THERESA A. STEIN, ESQ.

1228 “N” Street, #22

Sacramento, California 95814

(530) 632-2434

February 4, 2011

The Board of Directors

Hazlo! Technologies, Inc.

9181 S Antler Crest Drive

Vail, Arizona 85641

Gentlemen:

You have requested my opinion as counsel for Hazlo! Technologies, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the Rules and regulations promulgated there under, of 1,250,000 shares offered pursuant to a Registration Statement on Form S-1/A, Amendment No. 2, (the “Registration Statement”).

For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto.  I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostated copies, and the authenticity of the originals of such copies.

I am a member of the bar of the State of California.  My opinions below are based upon the laws of the State of California, the General Corporation Law of the State of Nevada, including the statutory provisions, all applicable reported judicial decisions interpreting these laws and the federal securities laws of the United States.

         Based on the foregoing, it is my opinion that

1.           The Company is a duly organized and validly existing corporation under the laws of the State of Nevada, with corporate power to conduct the business it conducts as described in the Registration Statement;

2.           The Company has an authorized capitalization as set forth in the Registration Statement;

3.           The securities set forth in the Registration Statement when sold, will be been validly issued and will be fully paid and non-assessable shares of common stock of Hazlo! Technologies, Inc.; and

I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

Sincerely,

/s/ Theresa A. Stein, Esq.

Theresa A. Stein, Esq.